Grantee:	Peter K. Johansson
Number of Restricted Stock Units “PRSUs”:	30,000
Date of Grant:	September 12, 2025
Vesting Date:	September 12, 2029

CECO ENVIRONMENTAL CORP.

Performance-Based Restricted Stock Units Agreement

This PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of the date set forth above (the “Date of Grant”) by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and the individual named above (the “Grantee”).

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the CECO Environmental Corp. 2021 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”).
2.
Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of the Date of Grant the number of performance-based Restricted Stock Units (“PRSUs”) as set forth above. The Grantee may earn a percentage of the PRSUs based on the level of achievement of the Performance Goals as described in Section 5. Each PRSU so earned shall then represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.
Payment of PRSUs. The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Restriction Period lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.
4.
Restrictions on Transfer of PRSUs. Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the Common Stock underlying such PRSUs shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.
5.
Vesting of PRSUs.
(a)
The PRSUs covered by this Agreement shall Vest on the Vesting Date to the extent that the following performance goals for the performance period, as described below (collectively, the “Performance Goals”), are achieved, once determined and certified by the Committee in its sole discretion, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through the Vesting Date.

The performance period commences on the Date of Grant and ends on (and is inclusive of) the Vesting Date. If the closing price for a share of Company stock as reported on the stock exchange on which the Company’s shares are then listed equals or exceeds one of the stock prices set forth below for twenty (20) or more consecutive trading days during the performance period, then the number of PRSUs that are earned shall be as follows:

Stock Price*	% of PRSUs Earned**
Less than $60.00	0%
$60.00	100%
$70.00	125%
$80.00	150%
$90.00	175%
$100.00	200%

*There is no payout interpolation between stock prices. For example, if the highest stock price during a period of twenty (20) consecutive trading days is $97.23, then 175% of the number of PRSUs shall be earned.

**Any PRSUs that do not so Vest will be forfeited, including if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the Vesting Date. To the extent that, after certifying the achievement of the applicable Performance Goals, the Committee determines that the PRSUs were not earned, the PRSUs shall be immediately forfeited. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries or authorized leaves of absences.

(b)
(i) Notwithstanding Section 5(a) above, if at any time before the Vesting Date, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the date of the Change in Control shall be treated as the last day of the performance period and the PRSUs will vest, if at all, based on the level of achievement of the Performance Goals as of such date, except to the extent that a Replacement Award (as defined below) is issued with respect to the PRSUs. PRSUs that Vest in accordance with this Section 5(b)(i) will be paid as provided for in Section 6 of this Agreement, and any PRSUs that do not vest will be forfeited.
(i)
For purposes of this Agreement, a “Replacement Award” means an award (A) of time-based restricted stock units, (B) that has a value at the time of grant or adjustment at least equal to the value of the PRSUs that would Vest under Section 5(b)(i) if there were no Replacement Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of this award, (E) that Vests subject to continuous employment through the Vesting Date and (F) the other terms and conditions of which are not less favorable to the Grantee holding the Replacement Award than the terms and conditions of this Agreement (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the PRSUs granted hereunder or the Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the PRSUs as time-based restricted stock units if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(ii)
If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, 100% of the Replacement Award shall become nonforfeitable and payable with respect to the restricted stock units covered by such Replacement Award upon such termination.
(iii)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 6 of this Agreement.
(iv)
For purposes of this Agreement, “Cause” shall mean (A) “Cause” as defined in an individual employment agreement then in effect between the Grantee and the Company (an “Employment Agreement”), if any, or (B) if the Grantee does not have an Employment Agreement or such Employment Agreement does not define “Cause,” then: (1) any use or misappropriation by the Grantee of the Company’s, its parent’s, an affiliate’s, or a subsidiary’s funds, assets, or property for any personal or other improper purpose; (2) any act of moral turpitude, dishonesty, or fraud by or felony conviction of the Grantee whether or not such acts were committed in connection with the Company’s, an affiliate’s, or a subsidiary’s business; (3) any failure by the Grantee substantially to perform the lawful instructions of the person(s) to whom the Grantee reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Grantee of such failure and 15 days within which to cure such failure; (4) any willful or gross misconduct by the Grantee in connection with the Grantee’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries, or affiliates; (5) any failure by the Grantee to follow a material Company policy; or (6) any material breach by the Grantee of the Employment Agreement following written notice by the Company to the Grantee of such breach and 15 days within which to cure such breach. Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.
(v)
For purposes of this Agreement, “Good Reason” shall mean (A) “Good Reason” as defined in the Grantee’s Employment Agreement, if any, or (B) if the Grantee does not have an Employment Agreement or such Employment Agreement does not define “Good Reason,” then the occurrence of any of the following without the prior written consent of the Grantee: (1) a material diminution in the Grantee’s duties, authorities, or responsibilities; (2) a material reduction of the Grantee’s annual base salary or incentive opportunity under the Company’s short-term incentive program, provided, however, that any reduction that is part of a reduction applicable to all Company executives who report directly to the Company’s Chief Executive Officer shall not be deemed “Good Reason” hereunder; (3) relocation of the Grantee’s primary workplace beyond a 50-mile radius from its current location; or (4) any material breach by the Company of an Employment Agreement with the Grantee; provided, however, that for purposes of subsection (B) the Grantee’s termination of employment shall not be deemed to be for Good Reason unless (x) the Grantee has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (y) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice, and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.
(c)
Any PRSUs that have not Vested pursuant to this Section 5 by the Vesting Date will be forfeited automatically and without further notice on the Vesting Date (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the Vesting Date).
6.
Form and Time of Payment of PRSUs.
(a)
Payment for the PRSUs, after and to the extent they have Vested, shall be made in the form of Common Stock. Except as provided in Section 6(b), payment shall be made on (or as soon as practicable after) the Vesting Date.
(b)
Notwithstanding Section 6(a), to the extent that the PRSUs are Vested on the date of a Change in Control, Grantee will receive payment for Vested PRSUs on the Change in Control in Common Stock or other form of consideration paid to shareholders of the Company’s Common Stock in connection with such Change in Control.
(c)
Except to the extent permissible under Section 409A of the Code and permitted by the Committee, no Common Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement. Notwithstanding anything herein to the contrary, the PRSUs will in all events be paid within the short-term deferral period for purposes of Section 409A of the Code.
(d)
The Company’s obligations to the Grantee with respect to the Vested PRSUs will be satisfied in full upon the issuance of Common Stock or other consideration paid corresponding to such Vested PRSUs.

(e)
Notwithstanding anything herein to the contrary, except as permitted by Section 9, Common Stock paid to the Grantee pursuant to this Agreement may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Grantee prior to the first anniversary of the date such Common Stock is paid to the Grantee, unless the Grantee’s employment with the Company and its Subsidiaries is terminated or a Change in Control occurs.
7.
Dividend Equivalents; Voting and Other Rights.
(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the PRSUs and no right to vote the Common Stock underlying the PRSUs until the date on which the Common Stock underlying the PRSUs is issued or transferred to the Grantee pursuant to Section 6 above.
(b)
From and after the Date of Grant and until the earlier of (i) the time when applicable PRSUs Vest in accordance with Section 6 hereof or (ii) the time when the Grantee’s right to receive payment of applicable PRSUs is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall be credited with cash per outstanding PRSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment, application of the payout percentage, and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the PRSUs to which they relate are settled.
(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock or other payment in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.
8.
Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to mandatory adjustment, including as provided in Section 11 of the Plan.
9.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold any taxes or other amounts required to be withheld by the Company under federal, state, local or foreign law as a result of the settlement of the PRSUs in an amount sufficient to satisfy the such withholding obligations. If permitted by applicable law, the Company shall retain such number of shares of Common Stock otherwise deliverable hereunder in satisfaction of all or any portion of such taxes. The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery. In no event will the market value of the Common Shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the maximum statutory amount of taxes that could be required to be withheld. To the extent the Company is unable to withhold shares in an amount sufficient to satisfy the Grantee’s tax withholding obligations, then the Company may deduct such taxes from cash payments due hereunder or from other compensation owed to the Grantee, or the Company may require the Grantee to make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld as a condition to the obligation of the Company to make any delivery of Common Stock or payment hereunder.
10.
Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
11.
Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
12.
Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.
No Right to Future Awards or Employment. The grant of the PRSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.
14.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries. The grant of the PRSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.
15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) except as permitted by the Plan or the terms of this Agreement, no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
16.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed amended to the minimum extent needed to cause such provision to be valid, or if such amendment is not possible, then such provision shall be deemed separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.

The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
18.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.
Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
20.
Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
21.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan and the Plan’s prospectus, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
22.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

CECO ENVIRONMENTAL CORP.

By: /s/ Alyson Richter

Name: Alyson Richter
Title: Acting General Counsel and Corporate Secretary

Grantee Acknowledgment and Acceptance

By: /s/ Peter K. Johansson